Exhibit (11)(b)

September 15, 2008

Seligman Municipal Fund Series, Inc.

on behalf of its National Municipal Series

100 Park Ave.

New York, NY 10017

Seligman Select Municipal Fund, Inc.

100 Park Ave.

New York, NY 10017

Ladies and Gentlemen:

We have acted as counsel to Seligman Municipal Fund Series, Inc., a Maryland corporation (“Municipal Fund”) on behalf of its National Municipal Class (“National Fund”) and Seligman Select Municipal Fund, Inc., a Maryland corporation (“Select Municipal”), in connection with the merger (the “Merger”) of Select Municipal with and into Select Acquisition LLC (“Merger Sub”), a Maryland limited liability company to be organized as a wholly owned subsidiary of National Fund, in which Merger Sub will be the survivor and pursuant to which common stockholders of Select Municipal will receive solely Class A shares of stock ($.001 par value per share) of National Fund (the “National Fund Shares”); and immediately after which Merger Sub will distribute its assets to National Fund, and National Fund will assume its liabilities, in complete liquidation of Merger Sub (together, the “Reorganization”), pursuant to the plan of reorganization and liquidation within the meaning of Sections 362, 368, and 381 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, dated as of September 3, 2008, by and between Municipal Fund, Select Municipal and Merger Sub, and, solely for the purposes of Section 10.2 thereof, RiverSource Investments, LLC (the “Agreement”). We render this opinion to you pursuant to Section 8.5 of the Agreement. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

1.	The Reorganization will be completed in the manner set forth in the Agreement and the Combined Proxy Statement/Prospectus of National Fund and Select Municipal (the “Proxy/Prospectus”), which is part of a Registration Statement on Form N-14 filed in connection with the Reorganization (the “Registration Statement”).

2.	The Agreement will not be amended or otherwise modified prior to the Closing Date.

3.	The representations made to us by National Fund and Select Municipal in their letters to us both dated —, 2008 and delivered to us for purposes of our opinion are, and at the Closing Date will be, complete and accurate without regard to any qualifications with respect to knowledge, belief, or intention that may be set forth therein or elsewhere.

On the basis of the foregoing, and our consideration of such matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable U.S. federal income tax law, that:

1.	The Reorganization will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and National Fund and Select Municipal will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

2.	No gain or loss will be recognized by Select Municipal shareholders on the conversion of shares of Select Municipal into shares of National Fund;

3.	The aggregate basis of the National Fund shares received by Select Municipal shareholders will be the same as the aggregate basis of Select Municipal shares converted into such National Fund shares; and

4.	The holding periods of the National Fund shares received by the Select Municipal shareholders will include the holding periods of the Select Municipal shares converted into such National Fund shares, provided that at the time of the reorganization Select Municipal shares are held by such shareholders as capital assets.

The tax consequences described above may not be applicable to Select Municipal shareholders who are financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, persons that are otherwise required to use a mark-to-market method of accounting, persons who hold Select Municipal shares as part of a “straddle,” “hedging” or “conversion” transaction, or persons who acquired or acquire shares of Select Municipal pursuant to the exercise of employee stock options or otherwise as compensation.

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Reorganization under any other laws.

Very truly yours,

/s/ Sullivan & Cromwell LLP